Exhibit 99.2

FORM OF DISTRIBUTION EQUIVALENT RIGHT AGREEMENT

THIS DISTRIBUTION EQUIVALENT RIGHT AGREEMENT (this “Agreement”), dated as of [ ● ] (the “Grant Date”), between Suburban Propane Partners, L.P., a Delaware limited partnership (the “Partnership”), and [ ● ] (the “Grantee”).  All capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Plan (as defined below).

WHEREAS, the Partnership maintains the Suburban Propane Partners, L.P. Distribution Equivalent Rights Plan (as amended from time to time, the “Plan”), the terms of which are hereby incorporated by reference and made a part of this Agreement;

WHEREAS, Section 3.1 of the Plan authorizes the Committee to grant Distribution Equivalent Rights (“DER”) to Executive Officers of the Partnership; and

WHEREAS, the Grantee is an Executive Officer of the Partnership and the Committee has determined that it would be in the best interests of the Partnership to grant to the Grantee a DER, upon the terms and conditions set forth herein, in order to induce the Grantee to remain in employment with or become employed by the Partnership.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.Award of Distribution Equivalent Right.

(a)The Partnership hereby grants to the Grantee a DER on the terms and conditions set forth herein and in the Plan, which DER shall remain outstanding from the Grant Date until the date it is terminated, cancelled or forfeited pursuant to the provisions of the Plan or this Agreement (the “Term”).  Pursuant to such DER, the Grantee shall be entitled to receive a cash payment in an amount calculated by multiplying (A) the number of Restricted Units held by the Grantee as of the close of business on the record date of any cash distribution declared by the Board by (B) the amount of the declared distribution per Common Unit, for all such declared cash distributions whose record date falls during the Term.  Each such payment shall be made by the Partnership to the Grantee in cash in connection with the first normal bi-weekly payroll cycle following the payment date for the applicable cash distribution on the Common Units.

(b)

Notwithstanding anything to the contrary anywhere else in this Agreement or in the Plan, the DER may be cancelled, in whole or in part, by the Committee (but not by any delegatee of the Committee pursuant to Section 5.4 of the Plan) at any time hereafter, with or without cause, and whether or not the Awards granted to other Executive Officers are similarly cancelled.  Any such cancellation shall, for the portion of the DER so cancelled, terminate the Grantee’s right to receive cash payments with respect to declared cash distributions on Common Units whose record dates fall subsequent to the effective date of cancellation, but shall not impact the Grantee’s right to receive cash payments with respect to such distributions whose record dates fall prior to the effective date of cancellation.

(c)

The DER and any amounts that may become payable in respect thereof shall be treated separately from the Partnership’s Restricted Unit Plans and the rights arising in connection therewith for purposes of the designation of time and form of payments required by Section 409A.

2.Incorporation of Plan.  Notwithstanding anything to the contrary anywhere else in this Agreement, the DER awarded under this Agreement is subject to the terms, definitions and provisions of this Agreement and the Plan, which is incorporated herein by reference; provided, however, that in the event of any conflict between the provisions of this Agreement and those of the Plan, the provisions of the Plan shall control.

3.No Rights as Unitholder.  Neither the Grantee nor any person claiming under or through the Grantee will have any of the rights or privileges of a unitholder of the Partnership by virtue of the award of the DER hereunder.

4.Governing Law.   This Agreement shall be administered, interpreted and enforced under the internal laws of the State of Delaware without regard to conflicts of laws thereof or of any other jurisdiction.

5.Miscellaneous.  This Agreement, together with the Plan, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior discussions, agreements, understandings and negotiations, whether oral or written, of the parties regarding such subject matter.  This Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Committee, provided that, except as expressly provided in Section 1(b) above, no amendment, modification, suspension or termination shall materially and adversely affect the DER granted hereunder without the prior written consent of the Grantee.  The Grantee has reviewed this Agreement in its entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of this Agreement.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.

SUBURBAN PROPANE PARTNERS, L.P.,

a Delaware limited partnership

By:

Name:

Title:

GRANTEE

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